Exhibit 10.4

May 23, 2013

Sameer Harish

[address]

Re:      Amendment to the Offer of Employment as Chief Financial Officer

Dear Mr. Harish:

The purpose of this letter is to amend the terms and conditions of your employment, so please review this letter carefully. Your signature in the space provided at the end of this letter indicates that you accept the amendment of the Company’s offer of employment.

The paragraph titled “Salary/Benefits” in your offer letter dated January 29, 2013 will be entirely removed and replaced with the following paragraph.

Salary/Benefits: You will be paid a salary rate of two hundred and twenty five thousand ($225,000) USD per year commencing on the Employment Date (as defined below). You will be eligible to participate in the Company’s medical, dental, vision and retirement (401(k)) plans on the same terms as other Company executives. If Ruthigen completes an Initial Public Offering, then Ruthigen intends to issue you equity in Ruthigen. The form of such equity and the value of such equity will be determined at the time of the grant, if any.

In addition, the following language will be added as a new paragraph below the paragraph titled “Employment At-Will”:

Termination Without Cause: In the event of termination without cause prior to a grant of equity in Ruthigen if any, Ruthigen will make a payment of six (6) months’ base salary to the Executive as severance pay.

Additionally, we agree such changes will be effective with a retroactive date of January 29, 2013. All other terms of your employment will continue as described in your offer letter of January 29, 2013.

Please indicate your acceptance of this amendment by signing and returning one copy of this letter to me.

Sincerely,

/s/ Hojabr Alimi
Hojabr Alimi Chief Executive Officer of Ruthigen, Inc.

Agreed and accepted:

/s/ Sameer Harish	Date: May 23, 2013
Sameer Harish